EXHIBIT 99.1

Investor Relations Contacts:

Jeffrey Goldberger / Rob Fink

KCSA Strategic Communications

P: 212-896-1249 / 212-896-1206

Email: jgoldberger@kcsa.com / rfink@kcsa.com

NTELOS Holdings Corp. Reports

First Quarter 2012 Operating Results

–Adjusted EBITDA of $35.9 Million

–Net Quarterly Subscriber Additions of 6,800

–Company Declares Quarterly Dividend of $0.42 Per Share

WAYNESBORO, VA – April 30, 2012 – NTELOS Holdings Corp. (“the Company,” NASDAQ: NTLS), a leading regional provider of nationwide wireless voice and data communications and home to the “best value in wireless,” announced today operating results for its first quarter ended March 31, 2012.

First Quarter Highlights

•	Operating revenues for the first quarter 2012 increased 5.4% to $110.5 million, compared to $104.9 million for the same period in 2011;

•	Wholesale and Other revenues for the first quarter 2012 increased 25.9% to $41.3 million, compared to $32.8 million for the same period in 2011;

•	Net subscriber additions for the first quarter 2012 were 6,800, compared to a net loss of (2,900) for the same period in 2011;

•	Subscriber churn for the first quarter 2012 improved to 3.1%, compared to 3.5% for the same period in 2011; and

•	Data ARPU for the first quarter 2012 increased 31.0% to $19.05, compared to $14.54 in the same period of 2011.

“During the first quarter 2012, NTELOS continued to execute successfully against our combined wholesale / retail operating model. Revenue attributable to our wholesale business accelerated both sequentially and year-over-year, driven primarily by continued strong data growth,” noted James A. Hyde, CEO of NTELOS Holdings Corp. “I am also pleased to report that our retail operations achieved positive net subscriber additions for the quarter and our retail subscriber service revenue for the quarter showed a meaningful sequential increase, each for the first time in over two years. The positive movement in these trends reflects the increasing acceptance of our value proposition by customers within our network operating footprint.”

Highlights from Continued Operations

•

Operating revenues for the first quarter 2012 were $110.5 million, up 5.4% from the first quarter 2011. The increase in operating revenues was primarily due to an increase in wholesale revenues offsetting a decline in retail revenues;

•	Retail revenues, which include subscriber and equipment revenues, were $69.2 million for the first quarter 2012, compared to $72.1 million for the first quarter 2011;

•	Wholesale revenues under the Company’s Strategic Network Alliance with Sprint for the first quarter 2012 increased 28.5% to $39.9 million, compared to $31.0 million for the first quarter 2011;

•	Adjusted EBITDA was $35.9 million for the first quarter 2012, compared to $35.5 million for the first quarter 2011;

•

Income from Continuing Operations, less Net Income Attributable to Noncontrolling Interests, was $7.9 million, or $0.38 per basic share, for first quarter 2012 compared to $5.1 million, or $0.24 per basic share, in the same period in 2011.

Total Subscribers

•	Total subscribers were 421,300 as of March 31, 2012, compared from 414,500 as of December 31, 2011;

•	Total gross additions for the first quarter were 45,900, compared to 42,900 in the same period of 2011;

•	Total net subscriber additions for the first quarter were 6,800, compared to a loss of (2,900) for the same period in 2011.

Postpay Subscribers

•	Postpay subscriber gross additions for the first quarter 2012 were 17,000, a 5% decrease from the first quarter 2011 and an 18% decrease from fourth quarter 2011;

•	Net postpay subscriber losses were (4,800) for the first quarter 2012, flat compared to first quarter 2011 and a decrease from (1,900) for the fourth quarter 2011;

•	As of March 31, 2012, total postpay subscribers were 286,000.

Prepay Subscribers

•	Prepay subscriber gross additions for the first quarter 2012 were 28,900, compared to 25,000 for the first quarter 2011 and 20,900 for the fourth quarter 2011;

•	Net prepay subscriber additions were 11,600 for the first quarter 2012, compared to 1,900 for the first quarter 2011 and 1,400 for the fourth quarter 2011;

•	As of March 31, 2012, total prepay subscribers were 135,300.

Mr. Hyde concluded, “Increased smartphone penetration and highly-correlated increases in data ARPU continue to have a disproportionate, positive effect on our wholesale and retail businesses; a trend we expect to persist throughout 2012 and beyond. I am especially pleased with the noticeable turnaround of our retail operations, where we are just beginning to realize the benefits of the improvements we have made to our handset lineup, our consistent value proposition and brand positioning, as well as the overhaul to our retail enterprise and distribution strategy.”

Discontinued Operations

The Company completed the separation of its wireless and wireline operations with the spin-off of Lumos Networks Corp. (Nasdaq: LMOS) on October 31, 2011. The wireline results are reflected as Discontinued Operations for all periods presented. As such, the reported operating results are reflective of the wireless operations of NTELOS, including certain expenses related to the business separation.

Net Income (Loss)

Net Income, after Net Income Attributable to Noncontrolling Interests, was $7.9 million, or $0.38 per basic share, for the first quarter 2012, compared to Net Income, after Net Income Attributable to Noncontrolling Interests, of $10.8 million, or $0.52 per basic share, in the first quarter 2011.

Declaration of Dividend

On April 26, 2012, the Company’s Board of Directors declared a quarterly cash dividend on its common stock in the amount of $0.42 per share to be paid on July 11, 2012 to stockholders of record on June 15, 2012.

Business Outlook

The Company will provide financial guidance updates during the First Quarter 2012 Earnings Conference Call scheduled for today, April 30, 2012, at 9:00 A.M. ET.

Conference Call

The Company will host a conference call with investors and analysts to discuss its first quarter 2012 results this morning, April 30, 2012, at 9:00 a.m. ET. To participate, please dial 1-877-317-6789, 1-866-605-3852 in Canada and +1 412-317-6789 for international approximately 10 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the nTelos website at http://ir.ntelos.com.

An archive of the conference call will be available online at http://ir.ntelos.com beginning approximately two hours after the call and continuing until May 8, 2012. A replay will also be available via telephone by dialing 1-877-344-7529, 1-412-317-0088 internationally and entering access code 10013141 beginning approximately two hours after the call and continuing until May 8, 2012.

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain/loss on derivatives, net income attributable to noncontrolling interests, other expenses/income, equity based compensation charges, acquisition related charges, net loss from discontinued operations and costs related to the separation of the wireless and wireline companies.

ARPU, or average monthly revenues per subscriber/unit with service, is computed by dividing service revenues per period by the weighted average number of subscribers with service during that period. Please see the footnotes in the exhibits for a complete definition of this measure.

Adjusted EBITDA is a key metric used by investors to determine if the Company is generating sufficient cash flows to continue to generate shareholder value, provide liquidity for future growth and continue to fund dividends and dividend increases. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

Adjusted EBITDA and ARPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. (NASDAQ: NTLS), operating through its subsidiaries as “nTelos Wireless,” is headquartered in Waynesboro, VA, and provides high-speed, dependable nationwide voice and data coverage for over 420,000 retail subscribers based in Virginia, West Virginia and portions of Maryland, North Carolina, Pennsylvania, Ohio and Kentucky. nTelos’s licensed territories have a total population of approximately 8 million residents, of which its wireless network covers approximately 5.9 million residents. nTelos is also the exclusive wholesale provider of network services to Sprint Nextel in the western Virginia and West Virginia portions of its territories for all Sprint CDMA wireless customers. Additional information about NTELOS is available at www.ntelos.com or www.facebook.com/nteloswireless and www.twitter.com/ntelos_wireless.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this press release or made on the above-referenced conference call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: our ability to attract and retain retail subscribers to our services; the dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in roaming rates and wireless handset subsidy costs; rapid development and intense competition in the telecommunications industry; the potential to experience a high rate of customer turnover; the potential for Sprint and others to build networks in our markets; cash and capital requirements; operating and financial restrictions imposed by our senior credit facility; adverse economic conditions; federal and state regulatory fees, requirements and developments; loss of ability to use our current cell sites; our ability to realize the benefits anticipated following the spinoff of our wireline business; our continued reliance on indirect channels of retail distribution; our reliance on certain suppliers and vendors; and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Form 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Reconciliation of Net Income Attributable to Adjusted EBITDA

•	Key Metrics

•	ARPU Reconciliation

Condensed Consolidated Balance Sheets (unaudited)
(in thousands)	March 31, 2012	December 31, 2011
ASSETS
Current Assets
Cash	$68,108	$59,950
Restricted cash	—	199
Accounts receivable, net	34,824	36,292
Inventories and supplies	7,134	7,570
Other receivables	817	2,587
Prepaid expenses and other	13,976	11,858

	124,859	118,456

Securities and investments	1,433	1,403

Property, plant and equipment, net	287,964	288,368

Other Assets
Goodwill	63,700	63,700
Customer relationship intangibles, net	8,564	9,447
Trademarks and other intangibles, net	3,772	3,889
Radio spectrum licenses in service	115,866	115,866
Radio spectrum licenses not in service	16,452	16,452
Deferred charges and other assets	9,813	10,409

	218,167	219,763

Total Assets	$632,423	$627,990

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$5,182	$4,412
Accounts payable	20,730	18,118
Dividends payable	8,901	8,902
Advance billings and customer deposits	10,108	10,003
Accrued compensation	2,795	5,326
Accrued interest	135	137
Deferred revenue	716	720
Accrued taxes	4,869	4,528
Other accrued liabilities	3,342	3,605

	56,778	55,751

Long-Term Liabilities
Long-term debt	453,058	453,997
Other long-term liabilities	70,863	67,108

	523,921	521,105

Equity	51,724	51,134

Total Liabilities and Equity	$632,423	$627,990

[1]

All share and per-share amounts presented in this quarterly report and on Form 10-K have been adjusted for the impact of the reverse stock split which occurred after market close on October 31, 2011 in connection with the Business Separation.

Condensed Consolidated Statements of Operations (unaudited)

	Three months ended:
(in thousands, except per share amounts)	March 31, 2012	March 31, 2011
Operating Revenues	$110,540	$104,881

Operating Expenses
Cost of sales and services (exclusive of items shown separately below)	39,200	34,924
Customer operations	29,583	29,318
Corporate operations	7,850	7,947
Depreciation and amortization	14,907	14,388
Accretion of asset retirement obligations	149	165

	91,689	86,742

Operating Income	18,851	18,139

Other Income (Expenses)
Interest expense	(5,428)	(6,945)
(Loss) gain on derivatives	(5)	(148)
Corporate financing fees
Other (expense) income, net	(57)	(1,548)

Income from Continuing Operations Before Income Taxes	13,361	9,498
Income Tax Expense	5,380	4,011

Income from Continuing Operations	7,981	5,487
Discontinued Operations, net	—	5,712
Net Income	7,981	11,199
Net Income from Continuing Operations Attributable to Noncontrolling Interests	(129)	(410)

Net Income Attributable to NTELOS Holdings Corp.	$7,852	$10,789

Basic and Diluted Earnings per Common Share Attributable to NTELOS Holdings Corp. Stockholders: [1]
Income per share - basic
Continuing operations	$0.38	$0.24
Discontinued operations	$—	$0.28

Total	$0.38	$0.52

Income per share - diluted
Continuing operations	$0.37	$0.24
Discontinued operations	$—	$0.27

Total	$0.37	$0.51
Weighted average shares outstanding - basic	20,849	20,723
Weighted average shares outstanding - diluted	21,152	20,997

Cash Dividends Declared per Share - Common Stock	$0.42	$0.56

[1]

All share and per-share amounts presented in this quarterly report and on Form 10-K have been adjusted for the impact of the reverse stock split which occurred after market close on October 31, 2011 in connection with the Business Separation.

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Adjusted EBITDA

	Three months ended:
(in thousands)	March 31, 2012	March 31, 2011
Net income attributable to NTELOS Holdings Corp.	$7,852	$10,789
Net income attributable to noncontrolling interests	129	410

Net Income	$7,981	$11,199
Discontinued operations	—	5,712

Income from continuing operations	$7,981	$5,487

Interest expense	5,428	6,945
Loss (gain) on derivatives	5	148
Income taxes	5,380	4,011
Other expense (income)	57	1,548

Operating income	$18,851	$18,139

Depreciation and amortization	14,907	14,388
Accretion of asset retirement obligations	149	165
Equity based compensation	1,669	1,659
Business separation charges	285	1,102

Adjusted EBITDA	$35,861	$35,453

Key Metrics

Quarter Ended:	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Subscribers
Beginning Subscribers	414,500	415,000	424,800	429,500	432,400
Prepay	122,100	120,000	122,800	127,900	125,600
Postpay	292,400	295,000	302,000	301,600	306,800
Gross Additions	45,900	41,600	36,500	37,100	42,900
Prepay	28,900	20,900	20,000	19,200	25,000
Postpay	17,000	20,700	16,500	17,900	17,900
Disconnections	39,100	42,100	46,300	41,800	45,800
Prepay	17,300	19,500	23,400	24,500	23,100
Postpay	21,800	22,600	22,900	17,300	22,700
Net Additions (Losses)	6,800	(500)	(9,800)	(4,700)	(2,900)
Prepay	11,600	1,400	(3,400)	(5,300)	1,900
Postpay	(4,800)	(1,900)	(6,400)	600	(4,800)
Ending Subscribers	421,300	414,500	415,000	424,800	429,500
Prepay	135,300	122,100	120,000	122,800	127,900
Postpay	286,000	292,400	295,000	302,000	301,600
Churn, net	3.1%	3.4%	3.7%	3.3%	3.5%
Prepay	4.5%	5.4%	6.5%	6.5%	6.0%
Postpay	2.5%	2.6%	2.6%	1.9%	2.5%
Other Items
ARPU	$49.08	$48.57	$49.77	$49.96	$50.80
Prepay	$36.56	$33.01	$33.68	$33.30	$34.98
Postpay	$54.63	$54.94	$56.26	$56.90	$57.41
Data ARPU	$19.05	$17.36	$16.17	$15.46	$14.54
Prepay	$20.57	$17.95	$16.57	$13.29	$12.36
Postpay	$18.38	$17.12	$16.02	$16.36	$15.45
Licensed Population (millions)	8.1	8.1	8.1	8.0	8.0
Covered Population (millions)	5.9	5.9	5.9	5.9	5.8
Total Cell Sites	1,365	1,353	1,337	1,326	1,315
Strategic Network Alliance Revenues (000's)
Total Voice	$23,533	$23,122	$22,825	$21,678	$21,054
Total Data	16,347	14,780	12,579	10,983	9,989

Total	$39,880	$37,902	$35,404	$32,661	$31,043

ARPU Reconciliation

	Three months ended:
Average Revenue per Handset/Unit (ARPU) [1]
(amounts in thousands except for subscribers and ARPU)	March 31, 2012	March 31, 2011
Operating Revenues	110,540	104,881
Less: Equipment revenue from sales to new customers	(3,874)	(2,104)
Less: Equipment revenue from sales to existing customers	(4,403)	(4,759)
Less: Wholesale, other and adjustments	(40,836)	(32,289)

PCS gross subscriber revenue	$61,427	$65,729

Less: prepay subscriber revenue	(13,403)	(12,956)
(Less) Plus: adjustments to prepay subscriber revenue	(653)	(394)

PCS gross postpay subscriber revenue	$47,371	$52,379

Prepay subscriber revenue	13,403	12,956
Plus (Less): adjustments to prepay subscriber revenue	653	394

Wireless gross prepay subscriber revenue	$14,056	$13,350

Average subscribers	417,195	431,309

Total ARPU	$49.08	$50.80

Average postpay subscribers	289,047	304,100

Postpay ARPU	$54.63	$57.41

Average prepay subscribers	128,148	127,209

Prepay ARPU	$36.56	$34.98

PCS gross subscriber revenue	$61,427	$65,729
Less: PCS voice and other feature revenue	(37,579)	(46,921)

PCS data revenue	$23,848	$18,808

Average subscribers	417,195	431,309

Total Data ARPU	$19.05	$14.54

PCS gross postpay subscriber revenue	$47,371	$52,379
Less: Wireless postpay voice and other feature revenue	(31,432)	(38,287)

PCS postpay data revenue	$15,939	$14,092

PCS gross prepay subscriber revenue	$14,056	$13,350
Less: Wireless prepay voice and other feature revenue	(6,147)	(8,634)

PCS prepay data revenue	$7,909	$4,716

Average postpay subscribers	289,047	304,100

Postpay data ARPU	$18.38	$15.45

Average prepay subscribers	128,148	127,209

Prepay data ARPU	$20.57	$12.36

¹	Average monthly revenues per subscriber/unit with service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of subscribers with service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.